AGREEMENT

THIS AGREEMENT is made as of the     5th     day of     March
, 1999.

BETWEEN:

     BELMONT RESOURCES INC., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1180 - 666 Burrard Street, Vancouver, British
     Columbia, V6C 2X8.

     ("BEO")

OF THE FIRST PART AND:

     MIKE LAVOIE, of Box 386 Val d'Or, Quebec, J9P 4P4.

     ("LAVOIE")

OF THE SECOND PART

WHEREAS:

I. LAVOIE is the legal and beneficial owner of a 100% interest in certain claims located in the Lac Rocher Area, Quebec, (the "Property") as further described in Schedule "A" attached.

II. LAVOIE wishes to grant and BEO wishes to acquire a 100% interest in LAVOIE's right, title and interest in the Property on the terms and conditions set out in this Agreement.


NOW THEREFORE WITNESSETH that in consideration of the premises and mutual promises, covenants, conditions, representations and warranties herein set out, the parties agree as follows:

1.   ACQUISITION

     (a) LAVOIE hereby grants to BEO the sole and exclusive right and option (the "Option") to acquire a 100% interest in LAVOIE's interest in and to the Property, free and clear of all liens, charges, encumbrances, claims rights or interest of any person and such option shall be deemed to have been exercised upon the completion of the following:

       (i) Paying LAVOIE $30,000 Cdn. within two days of signing of this Agreement;

       (ii) Paying LAVOIE $25,000 Cdn. upon Vancouver Stock Exchange ("VSE") approval of this Agreement;

      (iii) Payment of 50,000 shares of BEO to LAVOIE within 15
            days of VSE approval, which shares shall be subject to a one (1) year hold period;

       (iv) Payment of an additional 50,000 shares of BEO to LAVOIE within 15 days of VSE approval of a Geological Report which outlines geological merit and a recommendation for specific exploration on the property;

     (b) All payments shall be made by certified cheque or wire transfer to LAVOIE to such address as LAVOIE will instruct BEO.

2.   DUTIES AND OBLIGATIONS

     BEO shall have full right, power and authority to do everything necessary or desirable to explore, develop, put the Property into commercial production and to operate the Property subject to a two percent (2%) Net Smelter Return payable to LAVOIE with a one percent (1%) buy-out for $1 million dollars. In addition to the Net Smelter a Prospectors Production Bonus of 50,000 shares of BEO shall be paid to LAVOIE within 60 days following commencement of commercial production.

     "Net Smelter Return" shall mean the net sum in dollars received or to be received by BEO for the ores, minerals, metals, or other saleable products sold to an "arm's length" Purchaser (as that term is defined in the Income Tax Act of Canada) after deductions for all of the following:

     (i) custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, and penalties for impurities;

     (ii) all costs of transporting such ores, minerals or metals from such lands to places of treatment; and

     (iii) taxes of any kind, including sales taxes, levied on such ores, minerals or metals or on their production or sale but excluding income taxes.

     "Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);


3.   TRANSFER OF PROPERTY

     (i)  Upon the payment of monies and issue of shares described in
          Section 1, LAVOIE shall execute all such effectual and valid transfers of the Property and such other documents as BEO may deem necessary to transfer to BEO a 100% undivided interest in and to the Property free and clear of all encumbrances save and except the royalties described in Section 2 and shall deliver the same to BEO.

     (ii) BEO may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, except that its obligations hereunder shall continue unless released in writing by LAVOIE.

4.   WHOLE AGREEMENT

     This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

5.   FURTHER DOCUMENTS

     The parties shall execute such other documents and do such other things that may be reasonably necessary to give full effect to the transactions contemplated hereby.

6.   GOVERNING LAW

     This Agreement shall be subject to and governed in accordance with the laws of the Province of British
     Columbia, Canada, and the parties hereto do attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia.

7.   ENUREMENT

     The agreement formed by acceptance of the terms and conditions set out herein shall enure to the benefit of and be binding upon the parties, their respective heirs, successors and permitted assigns.

8.   TIME

     Time is of the essence.

9.   COUNTERPARTS AND FACSIMILE SIGNATURE

     This Agreement may be signed in counterpart, which counterparts taken together shall constitute one and the same agreement and any facsimile together shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.


The Corporate Seal of
BELMONT RESOURCES INC.
was hereunto affixed in the presence of:




/s/____________________________
Director



/s/____________________________
Director


SIGNED, SEALED AND DELIVERED
by MIKE LAVOIE, in the presence of:



_________________________
Name
                                       /s/_________________________
______________________________          MIKE LAVOIE
Address

______________________________
Occupation